Exhibit 99.2

Harvest Natural Resources Declares Cash Dividend

HOUSTON, TEXAS, April 13, 2017 – In accordance with previously announced plans to consider the declaration of a pre-dissolution dividend as part of its overall plan of complete dissolution and liquidation, Harvest Natural Resources, Inc. (Harvest or the Company) (NYSE:HNR) today announced that its board of directors declared a cash dividend of $5.75 per share of its common stock to all holders of record as of April 24, 2017. The company expects that the dividend, which will be characterized as a liquidating distribution, will be paid approximately 10 days after the record date.

Harvest’s common stock will cease to trade on the New York Stock Exchange soon after the dividend is paid. At that time, Harvest intends to dissolve by filing its certificate of dissolution with the Delaware Secretary of State. The dissolution was approved by Harvest’s stockholders on February 23, 2017. After dissolution, Harvest will exist solely for the purpose of winding up its affairs, as required by Delaware law.

Harvest has reserved funds intended to be used for certain payments and costs in connection with its dissolution, as well as funds to establish reserves for the payment of current and possible future liabilities. These payments and costs include general and administrative costs, dissolution expenses, taxes, costs associated with pursuing ongoing litigation, and payments related to terminations of employment. To the extent that there are remaining funds after Harvest completes its winding up process, those funds, together with any additional revenues, will be distributed from time to time to Harvest’s stockholders of record as of the date of dissolution.

About Harvest Natural Resources

Harvest Natural Resources, Inc., headquartered in Houston, Texas. For more information visit Harvest’s website at www.harvestnr.com.

CONTACT:

Stephen C. Haynes

Vice President, Chief Financial Officer

(281) 899-5716

Forward Looking Statements

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This information may include expected use of proceeds, possible transactions, future plans and business strategy. All statements other than statements of historical fact may constitute forward-looking statements. Although Harvest believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will be correct. Actual results may differ materially from Harvest’s expectations due to uncertainties and risks outside of Harvest’s control. These risks and uncertainties include, among others, those risks and uncertainties described in Harvest’s Annual Report on Form 10-K for 2016.